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Crown Castle International Prices Debt Offering

HOUSTON--June 22, 2000--Crown Castle International Corp. (Nasdaq:TWRS) announced today that it priced $500 million of its 10.75% Senior Notes due 2011. This represents an increase over the proposed $250 million Senior Notes offering previously announced. The net proceeds of the offering will be used to repay outstanding term loans incurred in connection with Crown Castle's acquisition of towers from GTE Wireless and for other general corporate purposes. Closing of the offering is scheduled for Monday, June 26, 2000.

A shelf registration statement relating to the notes was previously declared effective by the Securities and Exchange Commission. The offering of the notes may be made only by means of a prospectus supplement. A copy of the prospectus supplement and related base prospectus may be obtained from Goldman Sachs or Chase Securities Inc. Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers and rooftops as well as analog and digital audio and television broadcast transmission systems. The company offers near-universal broadcast coverage in the United Kingdom and significant wireless communications coverage to 68 of the top 100 United States markets, more than 95 percent of the UK population and more than 92 percent of the Australian population. Pro forma for all closed and previously announced transactions, Crown Castle International owns, operates and manages over 11,000 wireless communication towers internationally. For more information on Crown Castle International, visit: www.crowncastle.com.
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        CONTACT:  Crown Castle International, Houston
                  W. Benjamin Moreland, 713/570-3000
                  CFO
                  or
                  Easterly Investor Relations, Houston
                  Ken Dennard, 713/529-6600
                  kdennard@easterly.com
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